Exhibit 10.2
AMERICAN MEDICAL SYSTEMS, INC.
AGREEMENT
This Agreement (“Agreement”) is between American Medical Systems, Inc., a Delaware corporation, including all of its direct and indirect subsidiaries (“AMS,” “Company”, “we,” “us,” “our” or “its”) and Stephen J. McGill, (“Employee,” “you,” or “your”).
This Agreement describes important terms of your employment with AMS, including your right to compete with AMS, and the ownership, protection and nondisclosure of AMS trade secrets, confidential information and inventions. This is an enforceable contract which you must read and sign as a condition of employment with AMS.
AMS is involved in many medical device fields including urology, urogynecology, gastro-enterology, gynecology and colon-rectal surgery. Our employees utilize and have access to state of the art research, design, engineering methodologies and equipment in the course of providing a full line of advanced and innovative medical products and services to health care providers. AMS also utilizes valuable research, sales and marketing data, and other confidential information and/or trade secrets as well as sophisticated management and operational procedures designed to enhance product quality and business efficiency. Our business is national and international in scope, and we market and sell our products and services to our customers throughout the United States and the world. The nature of your services, position and expertise at AMS are such that you will be capable of soliciting AMS’ customers from nearly any location in the world. AMS employees are offered a variety of desirable benefits which may, depending upon position, include salary or wage, bonuses, AMS-sponsored insurance, training, and promotional opportunities. In view of the above, AMS and the Employee recognize the importance of protecting AMS’ rights with respect to customer and employee goodwill and relationships, confidential information, trade secrets, and inventions without unduly impairing the Employee’s ability to pursue employment. Accordingly, AMS and the Employee enter this Agreement in consideration of AMS’ offer of at-will employment, and the benefits and opportunities to be associated with that employment.
NOW, INTENDING TO BE LEGALLY BOUND, AMS and the undersigned Employee agree as follows:
1.	AT-WILL EMPLOYMENT You will be employed on an “at-will” basis. As an “at-will” employee, you are free to terminate your employment with AMS at any time, for any reason. Similarly, AMS has the right to terminate your “at-will” employment at any time, for any reason, with or without notice. However, certain provisions of this Agreement will continue to be enforceable after the termination of your employment, whether your termination is voluntary or involuntary.

2.	DUTIES AND RESPONSIBILITIES By entering this Agreement, you agree to perform the duties and responsibilities that AMS may at any time assign, and you understand that such duties and responsibilities may, and likely will, change over time.

3.	NATURE OF BUSINESS AMS is engaged in several highly specialized and competitive industries. As an AMS employee, you will have access to valuable confidential information, trade secrets, processes and inventions. You may also have or acquire important responsibilities involving substantial interaction with, and through which you will develop close business relationships with, AMS customers and/or other AMS employees, or consultants. The ownership, protection, confidentiality, and nondisclosure of AMS policies, procedures, practices, trade secrets, and other confidential information are essential to AMS’ research efforts, financial and business operations. AMS advises you, and you acknowledge understanding that, any improper use of, disclosure or distribution of those policies, procedures, operating practices, trade secrets, or other confidential information, or any improper contact with AMS employees, consultants or customers as prohibited by this Agreement whether intentional or inadvertent, would cause serious and irreparable injury to AMS.

4.	TRADE SECRETS AMS has, and is expected to develop certain concepts, products, processes, information, designs, ideas, policies and procedures (collectively “Trade Secrets”) which it uses in its business which give AMS an advantage over competitors who do not know, understand or use these secrets. Trade Secrets include the following information:
A.	information which in any way relates to AMS’ design, engineering, manufacturing or management activities, financial condition, financial operations, purchasing activities, business plans and marketing activities;

B.	information acquired or compiled by AMS regarding actual or potential customers, including their identities, their development prospects, financial information concerning their business operations, identity and quantity of products or services purchased from AMS, and all related accounts receivable information;

C.	information concerning or resulting from the development of internal policies, procedures, standards, quality or productivity measures or tools; and

D.	any other information (in whatever form) as may, from time to time, be designated by AMS as “Proprietary” or a “Trade Secret.”
Except as may be required by your employment with AMS or as expressly agreed upon by AMS in writing, you agree that you will not, during or after your employment with AMS, use or disclose any Trade Secrets or permit any person to examine or copy any Trade Secrets. If any of the above classes of information is found by a court to not constitute Trade Secrets, such information shall constitute “Confidential Information” for purposes of this Agreement.
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5.	CONFIDENTIAL INFORMATION AMS also has, and is expected to develop other information, concepts, designs, policies, and procedures having independent economic value from not being generally known or ascertainable by proper means which you will or may learn in the course of employment (collectively “Confidential Information”) but which does not constitute Trade Secrets as described above. Except as may be required by your employment with AMS or as expressly agreed upon in writing by an authorized officer of AMS, you agree that you will not, during or at any time after your employment with AMS, use or disclose any Confidential Information or permit any person to examine, copy or otherwise receive any Confidential Information.
6.	COMPLIANCE WITH LAWS, POLICIES, AND PROCEDURES In addition to abiding by your obligations as described in this Agreement, you agree that you will comply with present and future policies and procedures of AMS, as well as applicable local, state, federal, and any applicable foreign laws, including but not necessarily limited to those laws governing use, protection and nondisclosure of AMS Trade Secrets and Confidential Information. You further agree to promptly notify an AMS Human Resources Department employee or other designee regarding any question or objection you may have regarding our compliance with state, federal or foreign laws or regulations.

7.	CONFLICT OF INTEREST You agree to devote your entire productive time, ability and attention to AMS business. You further agree that while employed by AMS you will not directly or indirectly engage in outside ownership, employment, consulting or other activities which, in AMS’ exclusive judgment, conflict with your employment obligations to AMS unless prior written consent is obtained from an authorized AMS officer. While you are employed by AMS, you are required to give AMS written notice and secure written approval before acting as an owner, employee, consultant to, or providing other activities for, any entity other than AMS.
8.	RESTRICTIONS ON COMPETITIVE ACTIVITIES
A.	You represent and warrant to AMS that you are not currently subject to a non-competition, confidentiality or other such agreement with a former employer which prohibits or restricts you from working for AMS, or performing the services which AMS would like you to perform. Further, you represent and warrant to AMS that you have not brought any proprietary information, customer lists, trade secrets, confidential information, or any other property with you which belongs to your former employer. You agree and understand that AMS does not want you to utilize any such confidential or proprietary information, trade secrets, or property on AMS’ behalf.

B.	“Company Product” means any product, product line or service that has been designed, developed, manufactured, marketed, sold or is under research, development, or is being pursued through acquisition or licensure, or has been the subject of disclosure to AMS in response to a due diligence process by AMS, and during your employment with AMS you have (1) have marketed or sold, directly
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or indirectly, such product, product line or service, (2) you have received product or sales training with respect to such product, product line or service, or (3) you have been provided, or had access to, confidential or proprietary information relating to such product, product line or service.

C.	During your employment with AMS and for a period of two (2) years (or for such lesser period as may be the maximum period allowed under the law of the jurisdiction in which AMS may seek to enforce this clause)after your employment with AMS ends, you will not, alone or in any capacity (e.g., as an advisor, consultant, principal, agent, partner, officer, director, shareholder, employee or otherwise) with another person or entity, within any geographical area in which AMS, at any time during your employment with AMS, was engaged in pursuit through acquisition, research, development, manufacturing, sale, marketing, or distribution of a Company Product:
1.	directly or indirectly participate in or support in any capacity the manufacture, invention, development, sale, solicitation of sale, marketing, testing, research or other business aspect of any actual or projected product, product line or service designed, developed, manufactured, marketed or sold by anyone other than AMS that performs similar functions, is used for the same general purposes as or is otherwise competitive with a Company Product.

2.	disrupt, damage, impair, or interfere with the business of AMS whether by way of interfering with or disrupting AMS’ relationship with employees, customers, agents, representatives or vendors; or

3.	employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of AMS’ then employees on behalf of any other entity, whether or not such entity competes with AMS.
D.	During the restrictive period, the restrictions contained in this Section will not prevent you from accepting employment with, or providing consulting services to, a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with AMS, if. prior to accepting such employment or providing such consulting services, AMS receives separate written assurances from the prospective employer and from you, satisfactory to AMS, confirming that you will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with AMS; and an authorized officer of AMS gives written approval for you to provide the proposed employment or consulting services. During the restrictive period set forth in this Section, you will inform any new employer, prior to accepting employment or providing consulting services, of the existence of this Agreement and provide such employer with a copy of this Agreement.
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9.	INVENTIONS
A.	“Inventions” means any inventions, discoveries, improvements and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored or conceived by you, whether by your individual efforts or in connection with the efforts of others, and that either (i) relate in any way to AMS’ business, products or processes, past, present, anticipated or under development, or (ii) result in any way from your employment by AMS, or (iii) use AMS’ equipment, supplies, facilities or trade secret information.

B.	You agree that all Inventions made by you during the period of your employment with AMS and for six (6) months thereafter, whether made during the working hours of AMS or on your own time, will be the sole and exclusive property of AMS. You will, with respect to any Invention: (i) keep current, accurate, and complete records, which will belong to AMS and be kept and stored on AMS’ premises; (ii) promptly and fully disclose the existence and describe the nature of the Invention to AMS in writing (and without request); (iii) assign (and you hereby assign) to AMS all of your right, title and interest in and to, the Invention, any applications you make for patents or copyrights in any country, and any patents or copyrights granted to you in any country; and (iv) acknowledge and deliver promptly to AMS any written instruments, and perform any other acts necessary in AMS’ opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in AMS, whether during or after your employment with AMS.

C.	You represent that, except as disclosed below, as of the date of this Agreement, you have no right under and will make no claims against AMS with respect to any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by you during the term of this Agreement. All inventions which you have already conceived or reduced to practice and which you claim to be excluded from the scope of this Agreement are listed below (if none, write “none”):

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D.	To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

E.	NOTICE: Pursuant to Minnesota law, please be advised that this provision does ot apply to any invention for which no equipment, supplies, facility, or trade secret information of AMS was used and which was developed entirely on your own time, and which does not relate directly to any business of AMS or any of AMS’ actual or demonstrably anticipated research or development, or which does not result from any work you perform for AMS.
10.	PENSION BENEFIT The Employer agrees to make monthly contributions to the Employee’s UK pension plan as per the following formula: age 40 — 45 = 7%, age 46 — 50 = 10%, age 51 — 55 = 11%, and age 55 + = 12%. (Note: age is defined as that on the previous March 1st, and the percentage is taken on total earnings including bonus.) This is provided for information only, the Company reserves the right to review, change or otherwise amend this pension benefit.

The Company’s obligation to make a UK pension contribution will be reduced by the amount, if any, of any Matching Contributions made under the AMS Savings and Investment Plan (SIP) with respect to the applicable calendar year.
11.	RETURN OF PROPERTY Upon termination of employment or at any earlier time as AMS may request, you agree to return to AMS any or all of its property in your possession or control. Such property includes, but is not limited to, any and all documents (including lab books), whether on paper, electronic or other media, identification cards, access cards, keys, credit cards, and computer programs or data, regardless of where located or how stored.

12.	TERMINATION OF EMPLOYMENT Except in the situation of a termination for cause or the Employee’s voluntary resignation, AMS will provide a severance payment of six months’ base salary at the current base salary rate at the time of termination notice. Medical and dental benefits at the then current level of company contribution will also be provided for up to six months if needed by the Employee, to cease if the Employee is employed prior to the end of the six months’ period of time. The above stated severance would also be applicable if the Employer required that the Employee relocate to an area outside of the United States or outside of Europe.

13.	REMEDIES You understand that violation of this Agreement would result in immediate and irreparable injury to AMS; accordingly, you agree that AMS has the right to obtain an injunction to specifically enforce the terms of this Agreement, and to obtain any other legal or equitable remedies which may be available. You agree that such injunctive relief
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shall be in addition to and not instead of any right to recover money damages. Further, if you violate this Agreement, you agree that AMS will be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, royalties, or other financial rewards which you or any other entity or person may realize as a result of your violations. Further, in the event you violate this Agreement, you agree to pay AMS’ costs and attorneys’ fees incurred in pursuing its rights with respect to this Agreement.

14.	TRANSFERABILITY AMS may transfer or assign this Agreement or its rights to obligations under this Agreement to any successor or assign, or to any person or entity that purchases substantially all of the assets and/or stock of AMS. You agree that you will not transfer or assign this Agreement or any of your rights or obligations under this Agreement.

15.	ENTIRE AGREEMENT AND MODIFICATION This Agreement contains the entire agreement between you and AMS relating to its subject matter and supersedes any and all prior oral or written agreements, representations or understandings, or inconsistent handbook or policy manual provisions concerning the same subject matter. Any modification must be in writing and signed by an authorized officer of AMS. AMS may amend, modify, rescind or cancel this Agreement at any time in its sole and absolute discretion.

16.	GOVERNING LAW AND JURISDICTION This Agreement shall be construed and enforced in accordance with Minnesota law. By execution of this Agreement, you and AMS agree to submit to personal jurisdiction in the State of Minnesota, and agree that AMS may initiate any enforcement action in a Minnesota state or United States federal court, or any other court of competent jurisdiction.

17.	SEVERABILITY AND JUDICIAL MODIFICATION If any portion of this Agreement is adjudicated to be invalid or unenforceable, then this Agreement shall be deemed amended to modify or delete that portion thus adjudicated invalid or unenforceable. If any portion is deemed unenforceable by virtue of its scope or limitation, you and AMS agree that a court of competent jurisdiction shall modify such provision to make it enforceable to the fullest extent permitted by Minnesota law.

18.	ADVICE OF COUNSEL AND ACKNOWLEDGMENT You acknowledge that you have been advised to seek your own counsel regarding this Agreement and that you have so consulted or freely chosen not to seek counsel. By signing this Agreement, you acknowledge that you have read and understand this Agreement and agree to all its terms and conditions. You also acknowledge that this Agreement has not been executed in reliance upon any representation or promise except those contained herein, and that AMS has made no representation or guarantee about employing you for a specified period of time.

19.	MISCELLANEOUS The waiver or breach of any term or condition of this Agreement shall not be deemed a waiver of any other or subsequent breach, whether of like or different kind. This Agreement may be executed simultaneously in two (2) or more
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counterparts, each of which shall be considered an original, but all of which will be one and the same instrument.

20.	RETENTION OF COPY You agree to retain a copy of this Agreement for future reference.

By	/s/ Stephen J. McGill
Stephen J. McGill

Its Vice President and General Manager,
International

Dated: April 7, 2005

AMERICAN MEDICAL SYSTEMS, INC.
a Delaware corporation

By	/s/ Janet L. Dick
Janet L. Dick

Its Vice President, Human Resources
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